Exhibit 8.1

September 30, 2024

Board of Directors

ACNB Corporation

16 Lincoln Square

Gettysburg, PA 17325

Re: Merger of ACNB Corporation and Traditions Bancorp, Inc.

Our File No. 2024-00006

Dear Members of the Board:

You have requested our opinion concerning matters of United States federal income tax law in connection with the transaction contemplated by the Agreement and Plan of Reorganization dated July 23, 2024, by and among ACNB Corporation (“ACNB”), ACNB South Acquisition Subsidiary, LLC, ACNB Bank, Traditions Bancorp, Inc. (“Traditions”) and Traditions Bank (the “Agreement”) pursuant to which Traditions will merge with and into ACNB South Acquisition Subsidiary, LLC, a wholly-owned subsidiary of ACNB and an entity treated as a “disregarded entity” for federal income tax purposes (the “Merger”). At the Effective Time of the Merger as defined in the Agreement, each share of Traditions Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive ACNB Common Stock as provided in Section 1.02(i) of the Agreement. No fractional shares of ACNB Common Stock will be issued in this transaction. In lieu thereof, shareholders of Traditions will, to the extent relevant, receive cash in an amount determined pursuant to Section 1.02(i) of the Agreement. All shares of Traditions Common Stock owned by ACNB or Traditions and any of their subsidiaries at the Effective Time will be canceled, and no shares of ACNB Common Stock or other property will be delivered in exchange therefor. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement and its schedules or exhibits.

The Merger is further described in and will be consummated in accordance with the Form S-4 Registration Statement filed by ACNB on September 30, 2024, and as the same has been amended to the date hereof (the “S-4 Registration Statement”), and related exhibits thereto, the Agreement and under the appliable laws of the Commonwealth of Pennsylvania. The Merger is structured, and will be completed, as a statutory merger as described in the Agreement and pursuant to the applicable laws of the Commonwealth of Pennsylvania.

In connection with providing our opinion, we have examined and are relying upon originals or copies, certified or otherwise identified to our satisfaction, of: the S-4 Registration Statement; the Agreement and the exhibits and schedules thereto; the Officers’ Certificates of ACNB and Traditions, each dated as of the date hereof; and other documents that we deem necessary or appropriate for the individual opinions set forth below. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of ACNB and Traditions, including certain written representations of the management of each of ACNB and Traditions. The opinions we express are conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

Board of Directors

ACNB Corporation

September 30, 2024

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1.	original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.	any factual representation or statement made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all factual statements and representations, whether or not qualified, are true and will remain true through the closing of the Merger and thereafter where relevant;

3.	the Merger will be consummated pursuant to the Agreement which shall remain in full force and effect without any amendment thereto or breach or waiver thereof and will be effective under the laws of the Commonwealth of Pennsylvania and such other laws as may be applicable to the Merger;

4.	the Agreement and all other documents and instruments referred to therein are valid and binding in accordance with their terms;

5.	at all relevant times prior to and through the Effective Time: ACNB does not have a plan or intention, directly or through a related party, to acquire any ACNB Common Stock issued in the Merger other than pursuant to an open market broker facilitated share repurchase program described in Revenue Ruling 99-58;

6.	at all relevant times prior to and through the Effective Time: (i) no outstanding indebtedness of Traditions has represented or will represent equity for tax purposes; (ii) no outstanding equity of Traditions has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Traditions Common Stock or to share in the appreciation thereof constitutes or will constitute “stock” for purposes of Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”);

7.	the Traditions shareholders will receive ACNB Common Stock. Traditions’ Common Stock now, and at the Effective Time, will be the only class of Traditions stock outstanding;

8.	ACNB will continue the historic business of Traditions and will use a significant portion of Traditions’ assets in the continuing business of ACNB; and

9.	each of the parties to the Agreement will comply with all reporting obligations in connection with the Merger under the Code and Treasury Regulations thereunder.

Board of Directors

ACNB Corporation

September 30, 2024

We are expressing our opinion only as to matters expressly addressed herein as of the date hereof. We are not expressing any opinion as to any other matters, or any other aspects of the transactions contemplated by this letter, whether discussed herein or not. No opinion should be inferred as to any other matters, including without limitation, any state, local or foreign tax treatment of the Merger or any related transactions.

In preparing our opinion, we have considered applicable provisions of the Code, United States Treasury regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service (“IRS”) and other authorities that we deem relevant, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of the changes and could significantly modify one or more of the opinions expressed below. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application of the United States federal income tax laws.

As you are aware, no ruling has been or will be requested from the IRS concerning the United States federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinions set forth below represent our conclusion regarding the application of existing United States federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached, waived, or ineffective), one or more of the opinions contained herein could be inapplicable, in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that we can give no assurance that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise or disagree with the opinion. This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

Based solely upon and subject to the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that:

(i) The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

(ii) Traditions and ACNB will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

We hereby confirm that the discussion contained in the S-4 Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described herein and therein, constitutes our opinion of the material tax consequences.

No opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws, or under federal tax laws other than those pertaining to the federal income tax. This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation that may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this opinion letter in any manner to reflect any facts or circumstances that hereafter may come to our attention.

Board of Directors

ACNB Corporation

September 30, 2024

This opinion is dependent upon the accuracy and completeness of the facts and assumptions referenced above, including but not limited to the Officers’ Certificates of ACNB and Traditions. We have relied upon those facts and assumptions without any independent investigation or verification of their accuracy or completeness. Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.

The opinion expressed herein has been issued and is being delivered to the Board of Directors of ACNB solely for the purpose of being included as an exhibit to the S-4 Registration Statement and may not be (a) utilized or relied upon for any other purpose or (b) utilized, relied upon, quoted, distributed or discussed, without, in each instance, the prior written consent of a partner of this Firm provided, however, we do hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Bybel Rutledge LLP in the proxy statement/prospectus constituting a part of the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences,” and “Legal Matters” without admitting that we are “experts” within the meaning of the Securities Act or 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. The opinion expressed herein is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied, or is to be inferred beyond the matters expressly stated herein. This opinion letter is not a guarantee and should not be construed or relied on as such.

Very truly yours,

/s/ Bybel Rutledge LLP